Exhibit 4.1
Keithley Instruments, Inc. 2005 Employee Stock Purchase and Dividend Reinvestment Plan
(As Amended on February 11, 2006)
This is a conformed copy of the Keithley Instruments, Inc. 2005 Employee Stock Purchase and Dividend Reinvestment Plan as adopted by the Board of Directors on December 5, 2005 (the “Plan”) which incorporates the changes to the Plan made by an amendment to the Keithley Instruments, Inc. 2005 Employee Stock Purchase and Dividend Reinvestment Plan approved on February 11, 2006 by the Board of Directors
KEITHLEY INSTRUMENTS, INC.
2005 EMPLOYEE STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
Section I — Purpose
     This 2005 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is adopted and established by Keithley Instruments, Inc., an Ohio corporation (the “Company”), effective as of June 1, 2005, subject only to appropriate approval by its shareholders, for the general benefit of the employees of the Company and certain of the Company’s subsidiary corporations. The purpose of the Plan is to facilitate the purchase by eligible employees of common shares, without par value, of Keithley Instruments, Inc. (“Stock”). The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Section II — Agent
     National City Bank, Cleveland, Ohio, is hereby appointed to act as agent of the Company and of the participants under this Plan (the “Agent”).
Section III — Eligible Employees
     (a) In General. All employees of the Company, and all employees of those subsidiary corporations (as defined in Section 424 of the Code) identified and listed in Attachment A hereto (as modified by the Chief Financial Officer of the Company, no more frequently than annually), are eligible to participate in the Plan, other than temporary employees of the Company or any such subsidiary corporation who (i) customarily are employed for less than five (5) months in any calendar year, or (ii) customarily work twenty (20) hours or less per week. All individuals who satisfy the requirements set forth in the preceding sentence (individually, an “Eligible Employee,” and collectively, “Eligible Employees”) shall be granted rights to purchase Stock hereunder, so long as they continue to satisfy such requirements, and shall have the same rights and privileges as every other such Eligible Employee.
     (b) Limitations on Rights. An Eligible Employee shall not be entitled to purchase Stock under the Plan if (i) such purchase would cause such Eligible Employee to own Stock (including any shares of Stock which would be owned if such Eligible Employee purchased all of the Stock made available for purchase by such Eligible Employee under all options or rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary corporation; or (ii) such purchase would cause such Eligible Employee to have rights to purchase more than $25,000 of Stock under the Plan (and under all other stock purchase plans of the Company and its subsidiary corporations which satisfy the requirements of Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the fair market value of such Stock, determined as of the commencement date of the Subscription Period and otherwise in accordance with Section IV(b) hereof). For purposes of clause (i) of this subparagraph (b), the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply. For purposes of applying the $25,000 limitation of clause (ii) of this subparagraph (b), the number of shares of Stock eligible for purchase in one Plan Year may not be carried over to any other Plan Year; provided, that the $25,000 limitation will be determined on a calendar year basis and not a Plan Year basis. In applying the limitation of clause (ii) of this subparagraph (b), in the event an option to purchase shares of Stock is outstanding in more than one calendar year because the Subscription Period extends across two calendar years, an Eligible Employee shall have the right to purchase up to $50,000 of Stock under the Plan for such Subscription Period, but applying such limit first to the first calendar year in which such option is outstanding and after taking into account all other stock purchased for such Eligible Employee hereunder. In the event more than one Subscription Period is in affect with respect to an Eligible Employee during the course of a given calendar year, the $25,000 limitation of clause (ii) of this subparagraph (b) shall be applied first to that Subscription Period with the earliest commencement date.
Section IV — Enrollment and Subscription Periods
     (a) Enrolling in the Plan. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Plan Year, and for each Subscription Period commencing during such Plan Year, will take place during the “Enrollment Period,” which shall consist of no less than a thirty (30)-day period and no greater than a forty-five (45) day period and be held within the ninety (90-day period immediately preceding the commencement of the Subscription Period to which such Enrollment Period relates. The initial Enrollment Period shall commence June 1, 2005 and end June 30, 2005 (inclusive), and apply with respect to the rights granted under the Plan for the Plan Year commencing July 1, 2005 (or if later, the effective date of the registration statement to be filed in accordance with Section XIX(a) hereof).
     (b) The Subscription Period. Any employee who is an Eligible Employee and desires to subscribe to purchase Stock under the Plan must make and file with the Company a subscription agreement that complies with Section VIII hereof during the applicable Enrollment Period. Such agreement shall be effective for the subscription period immediately following such Enrollment Period. There shall be at least one subscription period (a “Subscription Period”) each and every 12 months during the term of this Plan. The duration of each Subscription Period shall be established by the Board of Directors of the Company (the “Board”), or by a standing committee of the Board as the Board’s delegee, but in any event acting in the Board’s (or such delegee’s) discretion. If not otherwise established by the Board, the Subscription Period for a Plan Year shall commence on the first day of July and ending on the following June 30th.
     (c) Changing Enrollment. The offering of Stock under the Plan shall occur only during a Subscription Period, and shall be made only to those Eligible Employees properly enrolled for that Subscription Period. Once enrolled, the Company will inform the Agent of such fact and those Eligible Employees so enrolled will thereupon become “Participants” under the Plan. Once enrolled, a Participant shall continue to be eligible to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an Eligible Employee. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Subscription Period by filing a new authorization for payroll deduction and subscription agreement with the Company during the Enrollment Period immediately preceding such Subscription Period.
Section V — Term of Plan
     This Plan shall be in effect from the date of its adoption until it is terminated by action of the Board. The Plan shall be submitted to the shareholders of the Company for approval as soon as practical, but in any event not later than 12 months after the date of its adoption by the Board.

Section VI — Number of Shares of Stock to be Made Available
     The total number of shares of Stock made available for purchase by Eligible Employees hereunder is Five Hundred Thousand (500,000), which may be authorized but unissued shares, treasury shares, or shares purchased for or on behalf of the Plan in the open market. When such shares of Stock are fully subscribed, the Plan shall either be continued through additional authorizations of shares made by the Board, or shall be terminated in accordance with Section XVII hereof.
Section VII — Subscription Price
     (a) Presumptive Subscription Price. Unless modified by the Board in accordance with Section VII(b), the “Subscription Price” for each share of Stock purchased for an Eligible Employee during a Subscription Period shall be 95% of the fair market value of the Stock, determined as of the commencement of such Subscription Period. The fair market value of the Stock will be determined in accordance with Section VII(c) hereof.
     (b) Modification of Subscription Price. The Board, in its discretion, may modify the Subscription Price set forth in Section VII(a) above by written action taken prior to the beginning of the Subscription Period for which such modification is to be effective. In the event the Board adopts a modified Subscription Price, such Subscription Price shall not be less than the lowest fair market value of a share of such Stock within the twelve (12) month period immediately preceding the first day of the applicable Subscription Period, and shall not be greater than the highest fair market value of a share of such Stock within the twelve month period immediately preceding the first day of the applicable Subscription Period. Notwithstanding the preceding sentence to the contrary, in no event will the Subscription Price of a share of Stock be the lesser of (i) 85% of the fair market value of a share of such Stock on the last trading day before the first day of each Subscription Period (which for Plan purposes shall be considered the date the right to purchase such Stock is granted to, and first exercisable by a Participant); or (ii) 85% of the fair market value of such share of such Stock on the last trading day of such Subscription Period (which for Plan purposes shall be considered the date each such right to purchase such Stock is actually exercised).
     (c) Determining The Price of Stock. For purposes of this Section, the fair market value of a share shall be the last reported sale price on the New York Stock Exchange or such other stock exchange on which a share of Stock is listed on the day in question (or if there is no reported sale on that day, on the most recent previous business day within a period of not more than five business days).
Section VIII — Amount of Contribution; Method of Payment
     (a) Payroll Withholding. Except as otherwise specifically provided herein, the Subscription Price will be payable by each Participant by means of payroll withholding. However, for any Participant not maintained on the Company’s payroll, such Participant shall be entitled to satisfy the Subscription Price by tendering to the Company (or its delegee) an amount, by money order or check drawn against an account with sufficient funds, that satisfies such Participant’s Subscription Price. The minimum withholding shall be equal to twenty dollars ($20.00) per month from a Participant’s Base Pay; the maximum withholding shall be an amount equal to one hundred percent (100%) of a Participant’s Base Pay (rounded to the nearest dollar), subject to any applicable tax or other withholding limitations. In any event, the total withholding permitted to be made by any Participant for a Subscription Period or Subscription Periods shall not exceed $25,000 for each calendar year as prescribed by Section 423(b)(8)

of the Code. The actual percentage of Base Pay to be deducted shall be specified by a Participant in his or her authorization for payroll withholding.
     (b) Base Pay. For purposes of paragraph (a), above, “Base Pay” means the regular compensation which a Participant is entitled to receive on a pay day. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings.
     (c) Application of Withholding Rules. Payroll withholding will commence with the first paycheck issued during the Subscription Period and will continue with each paycheck throughout the entire Subscription Period, except for pay periods for which a Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.). Any pay period which overlaps two Subscription Periods will be credited in its entirety to the Subscription Period in which it is paid. Payroll withholding shall be retained by the employer or other party responsible for making payment to the Participant, until applied to the purchase of shares as described in Section IX and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations), or until returned to such Participant in connection with a withdrawal from the Plan or a revocation of authorization described in Section XIII. Any amounts held by an employer or other party in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of shares hereunder shall be considered non-interest bearing, unsecured indebtedness extended to such employer or other party by such Participant.
Section IX — Purchasing, Transferring Stock
     (a) Maintenance of Plan Account. The Company shall maintain a “Plan Account” in the name of each Participant. At the close of each pay period, the amount deducted and retained by the employer or other party from a Participant’s Base Pay will, for bookkeeping purposes only, be credited by the Company to such Participant’s Plan Account. As of the last day of each Subscription Period (unless a Participant has given written notice to the Company of his or her withdrawal or revocation of authorization), such Participant’s right to purchase Stock will be exercised automatically for him or her; upon such automatic exercise, the amount then credited to such Participant’s Plan Account for the purpose of purchasing shares will be divided by the Subscription Price for such Subscription Period (using the applicable discount determined pursuant to Section VII(a) hereof), and there shall be transferred to such Participant’s Plan Account by the Agent the number of shares of Stock which results. Participants shall not receive any interest on amounts held by an employer, the Company, or any other party (including the Agent) and credited to Plan Accounts established and maintained under this Plan.
     (b) Insufficient Number of Available Shares. In the event the number of shares of Stock subscribed for any Subscription Period exceeds the number of shares of Stock available for sale under the Plan for such Period, the number of shares of Stock actually available for sale hereunder shall be allocated by the Agent among the Participants in proportion to that portion of their Plan Account balances committed to the purchase of Stock for such Subscription Period.
     (c) Handling Excess Shares. In the event that the number of shares of Stock which would be credited to any Participant’s Plan Account in any Subscription Period exceeds the limit specified in Section III(b) hereof, such Participant’s Account shall be credited with the maximum number of shares permissible, and all remaining amounts will be refunded in cash.
     (d) Status Reports. As soon as practical following the close of each Subscription Period but in no event more than thirty (30) days following the close of such Subscription Period, the Agent shall report to each Participant the number of shares of Stock purchased on his or her behalf for such Subscription Period, and the total shares held on behalf of such Participant in his or her Plan

Account. The Agent shall hold in its name or in the name of its nominee all shares so purchased and allocated. No certificate will be issued to a Participant for shares held in his or her Plan Account unless he or she so requests in writing, or unless such Participant’s active participation in the Plan is terminated due to death, separation from service or retirement.
     (e) In Service Stock Withdrawals. A Participant may request that a certificate for all or part of the full shares of Stock held in his or her Plan Account be sent to him or her after the relevant shares of Stock have been purchased and allocated. All such requests must be submitted in writing to the Agent. No certificate for a fractional share will be issued. The fair market value of any fractional shares, as determined pursuant to Section VII on the date of withdrawal of all shares credited to a Participant’s Plan Account, shall be paid in cash to such Participant. Any Participant requesting issuance of a Stock certificate prior to the date active participation ceases shall be solely responsible for paying and discharging all applicable fees and other associated with such issuance prior to the date any distribution of a certificate evidencing ownership of such shares occurs.
Section X — Dividends and Other Distributions
     (a) Reinvestment of Dividends. Cash dividends and other cash distributions received by the Agent on shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with their interests in the shares of Stock with respect to which such dividends or distributions are paid or made, less any applicable withholding, and will be applied, as soon as practical after the receipt thereof by the Agent, to the purchase in the open market at prevailing market prices (without any adjustment or discount otherwise provided for under Section VII hereof) of the number of whole shares of Stock capable of being purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares that are not otherwise paid by the Company.
     (b) Stock to Be Held in Agent’s Name. All purchases of shares of Stock made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section IX hereof, and shall be transferred and credited (to the nearest one one-thousandth of a share) to the Plan Accounts of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Stock will be allocated by the Agent, as and when received, with respect to shares held in its custody hereunder to the Plan Accounts of individual Participants (to the nearest one one-thousandth of a share) in accordance with such Participants’ interests in such shares with respect to which such dividends were paid. Property, other than shares of Stock or cash, received by the Agent as a distribution on shares held in its custody hereunder, shall be sold by the Agent for the accounts of those Participants to whom such property is attributable or allocable, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on shares held in its custody hereunder.
     (c) Tax Responsibilities. It is understood that the automatic reinvestment of dividends under the Plan will not relieve a Participant or other employee of any federal, state, local, or foreign income or other tax which may be due on or with respect to such dividends. The Agent shall report to each Participant the amount of dividends credited to his or her Plan Account.
     (d) Withholding on Payments Made to Non-Resident Aliens. The Agent shall be authorized and empowered to comply with any and all federal withholding laws relating to the payment of income items to non-resident aliens.

Section XI — Voting of Stock
     Shares of Stock held for a Participant in his or her Plan Account will be voted in accordance with such Participant’s express written directions. In the absence of any such directions, such Stock will not be voted.
Section XII — Sale of Stock
     Subject to the provisions of Section XIX, a Participant may direct the Agent to sell all or part of the shares held on behalf of such Participant at any time, without having to first withdraw any shares of Stock from the Plan, by giving written notice to the Agent. Upon receipt of such a notice, the Agent shall, as soon as practical thereafter, sell such shares in the open market at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges and transfer taxes) to such Participant, but only so long as such Participant’s signature is guaranteed by a bank or trust company.
Section XIII — Withdrawals from the Plan
     (a) General Rule. By giving written notice to the Company, a Participant may at any time withdraw from the Plan or, without withdrawing from the Plan but by giving written notice to the Company, revoke his or her authorization for payroll deduction for the Subscription Period in which such revocation is made. In the event a Participant withdraws from the Plan or revokes such authorization, such Participant may withdraw the amount credited to such Participant’s Plan Account which has not previously been used to purchase shares of Stock.
     (b) Refund of Amounts Not Used to Purchase Shares. At the time of any withdrawal or revocation under this Section, the amount credited to a Participant’s Plan Account which has not previously been used to purchase shares of Stock will be refunded in cash.
     (c) Withdrawal of Shares. Upon any withdrawal under this Section, a Participant, in his or her notice of withdrawal election, may elect to receive either shares of Stock or cash for the full number of shares of Stock then being held in his or her Plan Account. If a Participant elects cash, the Agent shall sell such shares (whether in the open market, or otherwise) and send the net proceeds (less any bank service fees, brokerage charges and transfer taxes) to such Participant, but only if such Participant’s signature on such election has been guaranteed by a bank or trust company. If no election is made in a notice of withdrawal, a certificate shall be issued for all full shares of Stock held in such Participant’s Account. In every case of withdrawal from the Plan, fractional shares allocated to a Participant’s Plan Account will be paid in cash at the market value of such Stock on the date such withdrawal becomes effective, as determined pursuant to Section VII.
Section XIV — Separation from Employment
     Separation from employment for any reason, including death, disability, a termination of employment (regardless of the reason(s) therefore) shall be treated as a withdrawal from the Plan as described in Section XIII. For purposes of this Section XIV, an Eligible Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company, or to have ceased to qualify as an Eligible Employee, in the event such employee is absent from active employment due to sick leave, military leave of absence, a leave of absence required to be provided pursuant to the Family and medical Leave Act of 1993 or any other leave of absence approved by the Committee or required by applicable federal, state, or local law; provided, that such leave is for a period of not more than ninety (90) days or such Employee holds reemployment rights with the Company that are protected by state or federal statute. A service fee will not be charged for any withdrawal attributable to a separation from employment.
Section XV — Assignment
     No Eligible Employee, Participant, or other person, may assign, alienate, or otherwise transfer his or her right or rights to purchase Stock under this Plan to any other person or party; any attempt to so assign, alienate or transfer shall be void. A Participant’s right to purchase Stock under this Plan may be exercisable during such Participant’s lifetime only by that Participant.
Section XVI — Adjustment of and Changes in Stock
     In the event that the shares of Stock are changed or converted into, or exchanged for, a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, split-up, combination of shares, or otherwise), or the number of shares of Stock are changed through a stock split or the payment of a stock dividend, there shall be substituted for or added to each share of Stock theretofore reserved for sale and/or issuance under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Stock shall be so changed or converted, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.
Section XVII — Amendment or Termination of the Plan
     The Board shall have the right to amend, modify or terminate the Plan at any time without notice; however, no Participant’s existing rights shall be adversely affected by any such amendment, modification or termination. In any event, any such amendment or modification that materially increases the benefits accruing to Participants under the Plan; or increases in any respect the number of shares of Stock permitted to be issued under the Plan; or materially modifies the eligibility requirements for Plan participation; or changes the designation of those corporations whose employees are eligible to participate in the Plan (other than another parent or subsidiary of the Company); shall not take affect, or otherwise become effective, until after such amendment or modification has received the approval of the holders of a majority of the voting power of the shares of Stock.
Section XVIII — Administration
     (a) Committee To Administer. The Plan shall be administered by a Committee, which shall be appointed by the Company’s president and consist of at least two employees of the Company or of a subsidiary corporation. The Committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent.
     (b) Specific Responsibilities. The Committee’s responsibilities shall include, but shall not be limited to,
     (i) interpreting the Plan (including issues relating to the definition and application of “Base Pay”);
     (ii) identifying and compiling a list of persons who are Eligible Employees for a Plan Year;

(iii) identifying those Eligible Employees not entitled to be granted options or other rights for a Plan Year on account of the limitations described in Section III(b) hereof; and
(iv) providing prompt notice to the Agent of the enrollment of Eligible Employees, the amounts to be credited to Participants’ Plan Accounts, and any written notices of withdrawal or revocation of any authorization filed with the Committee by individual Participants.
The Committee may from time to time adopt rules and regulations for carrying out the Plan. Interpretation or construction of any provision of the Plan by the Committee shall be final, conclusive and binding on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Board or a committee thereof shall be final, conclusive and binding.
Section XIX — Securities Law Restrictions
     Notwithstanding any provision of the Plan to the contrary:
     (a) Need For Registration Statement. No shares of Stock shall be purchased or issued under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Stock covered by the Plan under the Securities Act of 1933, as amended (the “Act”). Prior to the effectiveness of such registration statement, Stock subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act.
     (b) Compliance With Blue Sky Laws. No payroll deduction shall take place and no shares of Stock shall be purchased or issued under the Plan with respect to Eligible Employees resident in any state unless such shares of Stock are exempt from registration under the securities laws of such state, or such purchase or issuance constitutes an exempt transaction under the securities laws of such state or comprises part of a purchase or issuance that has been registered by description, qualification, coordination or otherwise under the securities laws of such state.
Section XX — No Independent Employment Rights
     Nothing in the Plan shall be construed to form, or to constitute evidence of, a contract of employment between the Company and any employee, or any group or category of employees (whether for a definite or specific duration or otherwise), or to prevent the Company, its parent or any subsidiary from terminating any employee’s employment at any time, without notice or recompense. No employee shall have any rights as a shareholder until the right to purchase Stock has been exercised as of the last trading day of a Subscription Period.
Section XXI — Agent Powers and Duties
     (a) Acceptance. The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.
     (b) Receipt of Shares and Dividends. The Agent shall be accountable to each Participant for shares of Stock held in such Participant’s Plan Account, and for dividends received with respect thereto.

     (c) Records and Statements. The records of the Agent pertaining to the Plan shall be open to the inspection of the Company at all reasonable times and may be audited from time to time by any person or parties specified by the Company in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary, including, without limitation, any information required to be furnished to Participants each January 31 pursuant to Section 6039(a)(2) of the Code and related regulations.
     (d) Fees and Expenses. The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent.
     (e) Resignation. The Agent may resign at any time as Agent of the Plan by giving sixty (60) days written notice in advance to the Company.
     (f) Removal. The Company, by giving sixty (60) days written notice in advance to the Agent, may remove the Agent. In the event of the resignation or removal of an Agent, the Company shall promptly appoint a successor Agent, so long as it intends to continue the Plan.
     (g) Interim Duties and Successor Agent. Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personably liable for any act or failure to act of any predecessor Agent. With the approval of the Company, a successor Agent, with respect to the Plan, may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.
     (h) Limitation of Liability to Participants. The Agent shall not be liable hereunder for any act or failure to act, including without limitation, any claim of liability (i) arising out of a failure to terminate a Participant’s Plan Account upon such Participant’s death or adjudication of incompetency, prior to the receipt by the Agent of notice in writing of such death or incompetency; or (ii) with respect to the price(s) at which shares of Stock are purchased or sold for a Participant’s Plan Account, or the timing of any such purchase(s) or sale(s).
Section XXII — Applicable Law
     The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio.

Attachment A
to
KEITHLEY INSTRUMENTS, INC.
1993 EMPLOYEE STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
List of Participating Subsidiary Corporations
Keithley Instruments, GMBH
Keithley Instruments, Ltd.
Keithley Instruments, SARL
Keithley Instruments, BV
Keithley Instruments, Srl
Keithley Instruments, KK
Keithley Instruments, SA
Keithley Instruments International Corporation
Keithley Instruments Sdn Bhd